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For Immediate Release
GILEAD SCIENCES ANNOUNCES SECOND QUARTER AND FIRST HALF 2020 FINANCIAL RESULTS
Second Quarter and First Half 2020
- Second Quarter Product Sales of $5.1 billion -
- First Half Product Sales of $10.5 billion -
- Second Quarter GAAP Loss of $(2.66) per share -
- Second Quarter Non-GAAP Diluted EPS of $1.11 per share -
Revised Full Year 2020 Guidance
- Product Sales of $23 billion to $25 billion -
- Non-GAAP Diluted EPS of $6.25 to $7.65 per share -
Foster City, CA, July 30, 2020 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the second quarter and first half 2020.
“Gilead’s first half performance demonstrates the strength and durability of our core HIV business, even as we navigated the expected impact of the COVID-19 pandemic. We are already starting to see early signs of recovery from this impact and we are fully confident in our long-term HIV leadership,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “We are also making important progress with our pipeline. In addition to the critical work of advancing remdesivir, we have continued to strengthen our presence in immuno-oncology. This includes six immuno-oncology agreements this year and the recent FDA approval for TecartusTM in mantle cell lymphoma.”
Financial Results
•Total revenues for the second quarter and first half 2020 were $5.1 billion and $10.7 billion, respectively, compared to $5.7 billion and $11.0 billion, respectively, for the same periods in 2019.
•GAAP net loss and diluted loss per share for the second quarter 2020 were $(3.3) billion and $(2.66), respectively, compared to net income and diluted EPS of $1.9 billion and $1.47, respectively, for the same period in 2019.
•GAAP net loss for the second quarter 2020 included an acquired in-process research and development (“IPR&D”) charge of $4.5 billion related to Gilead’s acquisition of Forty Seven, Inc (“Forty Seven”).
•Non-GAAP net income and diluted EPS for the second quarter 2020 were $1.4 billion and $1.11, respectively, compared to $2.2 billion and $1.72, respectively, for the same period in 2019.
•Gilead’s core business delivered a solid performance, despite the global impacts of COVID-19.
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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
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July 30, 2020	2

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Product sales	$5,067	$5,607	$10,534	$10,807
Royalty, contract and other revenues	76	78	157	159
Total revenues	$5,143	$5,685	$10,691	$10,966
Net income (loss) attributable to Gilead	$(3,339)	$1,880	$(1,788)	$3,855
Non-GAAP net income attributable to Gilead(1)	$1,400	$2,196	$3,539	$4,337
Diluted earnings (loss) per share	$(2.66)	$1.47	$(1.42)	$3.01
Non-GAAP diluted earnings per share(1)	$1.11	$1.72	$2.80	$3.39
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(1) Starting in 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 12 through 14.
Total Product Sales
Total product sales reflected a solid financial performance, despite the global impacts of COVID-19. Total product sales decreased 10% to $5.1 billion for the second quarter 2020 and 3% to $10.5 billion for the first half 2020, compared to $5.6 billion and $10.8 billion, respectively, for the same periods in 2019.
•The decreases were primarily driven by:
◦Lower sales volume of chronic hepatitis C virus (“HCV”) products due to COVID-19, which led to fewer healthcare provider (“HCP”) visits and screenings;
◦Lower sales of Letairis® (ambrisentan 5 mg and 10 mg) and Ranexa® (ranolazine 500 mg and 1000 mg) after generic entries in the first half 2019; and
◦Approximately $160 million of favorable adjustments for statutory rebates primarily related to HCV and HIV sales recorded in Europe in the second quarter 2019, which did not reoccur in 2020.
•The decreases were partially offset by:
◦Underlying demand growth in the core HIV business, with continued patient uptake of Biktarvy® (bictegravir 50 mg/emtricitabine 200 mg/tenofovir alafenamide 25 mg), and Descovy® (emtricitabine 200 mg/tenofovir alafenamide 25 mg) for pre-exposure prophylaxis (“PrEP”).
HIV product sales decreased 1% to $4.0 billion for the second quarter 2020 and increased 6% to $8.1 billion for the first half 2020, compared to $4.0 billion and $7.7 billion, respectively, for the same periods in 2019. The increases in the first half 2020, despite the global impacts of COVID-19, were primarily due to the underlying strength of the HIV franchise as demonstrated by increases in Biktarvy share and overall Gilead treatment share in the U.S.
Second Quarter
•The decreases for the second quarter 2020 were driven by:
◦Lower sales volume of Truvada® (emtricitabine (“FTC”) and tenofovir disoproxil fumarate (“TDF”))-based products;
◦COVID-19 impact including lower PrEP demand, driven by reduced initiations and therapy discontinuations due to reduced HCP visits and impact on social dynamics;
◦Unfavorable payer mix in the U.S.;
◦The reversal of the pull forward of revenues into the first quarter due to COVID-19, as outlined in Gilead’s prior quarter earnings release; and
◦The favorable adjustments for statutory rebates in Europe recorded in the second quarter 2019.
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•The decreases were substantially offset by the continued patient uptake of Biktarvy and Descovy for PrEP®.
First Half
The HIV franchise demonstrated growth of 6% in the first half 2020 compared to prior year, driven by increased demand including for Biktarvy.
•The increases were partially offset by:
◦Lower sales volume of Truvada (FTC/TDF)-based products;
◦Lower average net selling price; and
◦The favorable adjustments for statutory rebates recorded during the second quarter 2019.
•COVID-19 primarily impacted PrEP, driven by reduced initiations and therapy discontinuations, and to a lesser degree resulted in reduced HIV treatment switches.
HCV product sales decreased 47% to $448 million for the second quarter 2020 and 28% to $1.2 billion for the first half 2020, compared to $842 million and $1.6 billion, respectively, for the same periods in 2019.
•The decreases were primarily due to:
◦Lower sales volume driven by lower patient starts in the U.S. and Europe attributable to a decrease in HCP visits and screenings due to COVID-19;
◦Lower average net selling price; and
◦The second quarter 2019 favorable adjustments for statutory rebates recorded in Europe.
Yescarta® (axicabtagene ciloleucel) generated $156 million and $296 million in sales during the second quarter and first half 2020, respectively, compared to $120 million and $216 million, respectively, for the same periods in 2019. The increases were primarily driven by the continued uptake in Europe.
Product Sales by Geography
U.S. product sales decreased 7% to $3.8 billion for the second quarter 2020 and 1% to $7.8 billion for the first half 2020, compared to the same periods in 2019.
•The decreases were primarily due to:
◦Lower sales of Letairis and Ranexa after generic entries in the first half 2019;
◦Lower sales volume of HCV products driven by lower patient starts attributable to a decrease in HCP visits and screenings due to COVID-19; and
◦The reversal of the pull forward of revenues into the first quarter due to COVID-19, as outlined in Gilead’s prior quarter release.
•The decreases were partially offset by HIV treatment demand growth driven by the continued patient uptake of Biktarvy and the increased usage of Descovy for PrEP.
Europe product sales decreased 30% to $724 million for the second quarter 2020 and 14% to $1.7 billion for the first half 2020, compared to the same periods in 2019.
•The decreases were primarily due to lower sales volume of HCV products driven by lower patient starts due to COVID-19. The decreases were also impacted by the second quarter 2019 favorable adjustments for statutory rebates.
Other international product sales increased 12% to $573 million for the second quarter 2020 and 9% to $1.1 billion for the first half 2020, compared to the same periods in 2019.
•The increases were primarily due to higher sales volume of Epclusa® (sofosbuvir 400 mg/velpatasvir 100 mg), Biktarvy and Vemlidy® (tenofovir alafenamide 25 mg), partially offset by lower average net selling price.
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Operating Expenses

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Research and development expenses (“R&D”)(1)	$1,299	$995	$2,303	$1,926
Non-GAAP R&D expenses	$1,186	$996	$2,190	$1,928

Acquired IPR&D expenses(1)	$4,524	$165	$4,621	$291
Non-GAAP Acquired IPR&D expenses(1)	$—	$—	$—	$—

Selling, general and administrative expenses (“SG&A”)	$1,239	$1,095	$2,315	$2,125
Non-GAAP SG&A expenses	$1,164	$1,096	$2,240	$2,126
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(1) Beginning in the second quarter 2020, Acquired IPR&D expenses were reported separately from R&D expenses in Gilead’s Condensed Consolidated Statements of Operations to provide additional information. Prior periods have been recast to reflect the change. Acquired IPR&D expenses reflect IPR&D impairments as well as the initial costs of externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use, including upfront payments related to various collaborations and the initial costs of rights to IPR&D projects. Acquired IPR&D expenses are excluded from Gilead’s Non-GAAP financial information.
During the second quarter 2020, compared to the same period in 2019:
•R&D expenses and non-GAAP R&D expenses increased primarily due to higher clinical trial and manufacturing ramp-up expenses related to remdesivir, partially offset by lower clinical trial expenses from other pipeline programs as a result of Gilead’s pause or postponement of other clinical trials during the COVID-19 pandemic.
•Acquired IPR&D expenses increased primarily due to a $4.5 billion charge recorded in connection with Gilead’s acquisition of Forty Seven.
•SG&A expenses and non-GAAP SG&A expenses for the second quarter 2020 increased primarily driven by a $97 million accrual related to a previously disclosed Department of Justice investigation and certain remdesivir donations, partially offset by lower operating expenses due to COVID-19. In addition, the SG&A expenses in the second quarter 2020 reflect increased expenses as a result of the acquisition of Forty Seven.
Other Income (Expense), Net

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Other income (expense), net	$250	$228	$92	$595
Non-GAAP other income (expense), net	$49	$171	$174	$341
During the second quarter 2020, compared to the same period in 2019:
•Other income (expense), net increased by $22 million primarily due to favorable changes in the fair value of investments in equity securities, partially offset by lower interest income.
•Non-GAAP Other income (expense), net decreased by $122 million primarily due to lower interest income.
Effective Tax Rate
The GAAP effective tax rate (“ETR”) and non-GAAP ETR for the second quarter 2020 were (12.5)% and 22.8%, respectively, compared to 22.2% and 21.5% for the same period in 2019, respectively. The negative GAAP ETR for the second quarter 2020 was primarily due to a non-deductible $4.5 billion IPR&D charge related to Gilead’s acquisition of Forty Seven. The year-over-year increase in non-GAAP ETR is primarily due to a shift in jurisdictional mix of earnings.
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Cash, Cash Equivalents and Marketable Debt Securities
As of June 30, 2020, Gilead had $21.2 billion of cash, cash equivalents and marketable debt securities, compared to $25.8 billion as of December 31, 2019. During the second quarter 2020, Gilead generated $2.6 billion in operating cash flow, utilized $4.8 billion primarily related to the acquisition of Forty Seven, paid cash dividends of $856 million and utilized $54 million on stock repurchases.
Revised Full Year 2020 Guidance
Gilead revised its full year 2020 guidance, initially provided on February 4, 2020.

(In millions, except percentages and per share amounts)	Initially Provided February 4, 2020	Updated July 30, 2020
Product Sales	$21,800 - $22,200	$23,000 - $25,000
Non-GAAP
Product Gross Margin	86% - 87%	86% - 87%
R&D Expenses	Mid-single digit percentage growth	Mid-teens percentage growth
SG&A Expenses	Mid-single digit percentage growth	High-single digit percentage growth
Operating Income	$10,100 - $10,800	$10,700 - $13,000
Effective Tax Rate	~ 21%	~ 21%
Diluted EPS	$6.05 - $6.45	$6.25 - $7.65
GAAP Diluted EPS	$5.15 - $5.55	$0.83 - $2.23
COVID-19 Outlook
The impact of COVID-19 on Gilead’s business continues to be subject to a high degree of uncertainty given unpredictable dynamics related to the incidence, spread and efforts to treat COVID-19 around the world. However, Gilead is in a strong position due to underlying demand drivers, its level of product differentiation and patient benefit in Gilead’s core HIV franchise. Gilead expects a gradual recovery in HIV PrEP. In HCV, Gilead expects patient starts to re-gain momentum in the third quarter 2020 and beyond.
Business Highlights
During the second quarter 2020, Gilead made important strides in advancing work across each of three long-term ambitions laid out in its corporate strategy: (i) to bring 10+ transformative therapies to patients by 2030; (ii) to be the biotech employer and partner of choice; and (iii) to deliver shareholder value in a sustainable and responsible manner. This progress occurred amid challenges posed by the COVID-19 pandemic and an increased focus across the organization on rapidly advancing remdesivir to ensure rapid and broad access for patients, subject to clinical trial outcomes and regulatory approvals.
Corporate Development:
Gilead completed an acquisition and entered into several strategic transactions during the second quarter 2020 to develop a robust immuno-oncology portfolio.
•In April 2020, Gilead completed its acquisition of Forty Seven. Pursuant to the acquisition, Gilead gained magrolimab, an investigational monoclonal antibody in clinical development for the treatment of a number of hematological cancers.
•In May 2020, Gilead entered into a transaction to establish a 10-year partnership with Arcus Biosciences, Inc (“Arcus”). Under the terms of the transaction, which closed in July 2020, Gilead made an upfront payment of $175 million and acquired 6 million additional shares of Arcus’ common stock for $200 million. Arcus is building a portfolio of novel investigational products that target important mechanisms involved in tumor evasion of the immune system and developing drug candidates that target cell-intrinsic pathways important for cancer growth and metastasis. Arcus is also advancing antibody products that target immune checkpoint receptors, including PD-(L)1 and TIGIT. Gilead has the right to opt-in to all current and future investigational product candidates that emerge from Arcus’
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research portfolio for the ten years following the closing of the transaction. Upon Gilead’s exercise of an option for a program, unless Arcus opts out according to terms of the transaction, the companies will co-develop and share global development costs and will co-commercialize and share profits in the U.S.
•Gilead and Kite Pharma Inc. (“Kite”), a Gilead company, entered into two additional agreements to further advance their immuno-oncology pipeline: a three-year cancer immunotherapy research collaboration with oNKo-innate to support discovery and development of next-generation drug and engineered cell therapies focused on natural killer cells; and a license and collaboration agreement with Teneobio, Inc. (“Teneobio”), to collaborate on next-generation dual-targeting chimeric antigen receptor (“CAR”) T cell therapies in multiple myeloma utilizing Teneobio’s UniAb antibodies.
•In June 2020, Gilead entered into a transaction with Pionyr Immunotherapeutics, Inc. (“Pionyr”), a privately held company pursuing novel biology in the field of immuno-oncology. Subsequently, on July 13, 2020, Gilead closed the transaction and acquired a 49.9% equity interest in Pionyr and an exclusive option to purchase the remainder of Pionyr. Under the terms of the transaction, Gilead will pay $275 million in cash to Pionyr’s shareholders, subject to certain customary adjustments. From the first anniversary of the closing date, Gilead may choose to exercise its option to purchase the remaining equity interest from Pionyr’s current shareholders for a $315 million option exercise fee and up to $1.2 billion in potential future milestone payments upon achievement of certain development and regulatory milestones, in each case subject to certain negotiated adjustments. Pionyr’s Myeloid Tuning™ therapies have the potential to treat patients who currently do not benefit from checkpoint inhibitor therapies.
•In an event subsequent to the second quarter 2020, in July 2020, Gilead entered into a transaction with Tizona Therapeutics, Inc. (“Tizona”), a privately held company developing cancer immunotherapies. Under the terms of the transaction, Gilead will pay $300 million in cash to Tizona’s shareholders, subject to certain customary adjustments, and it will obtain a 49.9% equity interest in Tizona and an exclusive option to purchase the remainder of Tizona. From the first anniversary of the closing date, Gilead may choose to exercise its option to purchase the remaining equity interest from Tizona’s current shareholders for up to $1.3 billion, including an option fee and potential future milestone payments, in each case subject to certain negotiated adjustments. The transaction is expected to close in the third quarter 2020, subject to regulatory approvals and other customary closing conditions.
Remdesivir and Gilead’s Ongoing COVID-19 Pandemic Response:
Ensuring Broader Access to Remdesivir.
•Regulatory approvals and authorizations of remdesivir for the treatment of COVID-19 continue to facilitate broader access to remdesivir. In May 2020, the U.S. Food and Drug Administration (“FDA”) issued an Emergency Use Authorization (“EUA”) for Veklury® (remdesivir), an investigational antiviral for the treatment of hospitalized patients with severe COVID-19. The EUA is temporary and does not take the place of the formal new drug application submission, review and approval process. Veklury (remdesivir) has not been approved by FDA for any use. Following FDA’s issuance of the EUA, in May 2020, the Japanese Ministry of Health, Labour and Welfare granted regulatory approval of Veklury (remdesivir) for the treatment of patients with severe COVID-19 under an exceptional approval pathway. In addition, in July 2020, the European Commission granted conditional Marketing Authorization for Veklury (remdesivir) for the treatment of COVID-19, which represents the first approved treatment for COVID-19 in the European Union.
•Gilead completed delivery of its previously announced donation of its initial supply of 1.5 million doses of remdesivir at the end of June 2020. As Gilead transitions beyond this donation, Gilead set the pricing of Veklury (remdesivir) at $390 per vial for governments of developed countries and $520 per vial for U.S. private insurance companies and others. To facilitate broad and equitable access, the pricing was set well below the value that Gilead believes it provides to the healthcare system. In the developing world, Gilead has entered into agreements with generic manufacturers to deliver remdesivir at a substantially lower cost.
•In June 2020, Gilead entered into an agreement with the U.S. Department of Health and Human Services (“HHS”) to make available for purchase more than 500,000 treatment courses through the end
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of September 2020, allowing American hospitals to purchase Veklury (remdesivir) in amounts allocated by HHS as identified by state health departments. In July 2020, Gilead entered into an agreement with the European Commission to enable the European Commission to centrally purchase Veklury (remdesivir) over the next few months under the Emergency Support Instrument for allocation to European Union member states and the United Kingdom.
•In order to expand manufacturing production and broadly supply remdesivir, Gilead implemented process refinements to substantially shorten the manufacturing lead time from raw materials to finished product. Gilead has also supplemented internal manufacturing with significant additional capacity from multiple partners in North America, Europe and Asia. Gilead currently expects to have manufactured more than two million remdesivir treatment courses by the end of 2020, and several million more treatment courses in 2021.
Advancing Remdesivir Clinical Development:
Gilead made rapid progress in advancing remdesivir as a potential treatment for COVID-19, and during the second quarter 2020, data were released from several key trials that further enhance the understanding of remdesivir and point to its important role in treating patients with COVID-19.
•In June 2020, Gilead announced the results from the Phase 3 SIMPLE trial evaluating five-day and ten-day dosing durations of remdesivir in hospitalized patients with moderate COVID-19 pneumonia. The study demonstrated that the five-day treatment course resulted in significantly greater clinical improvement versus treatment with standard of care alone. These data corroborate the results from the first Gilead Phase 3 SIMPLE study, announced in April 2020, which demonstrated similar clinical improvements in remdesivir-treated patients with severe symptoms of COVID-19, regardless of whether they received a five-day or ten-day treatment course.
•In April 2020, the U.S. National Institute of Allergy and Infectious Diseases announced that preliminary results from their global, placebo-controlled trial of remdesivir met the primary endpoint, and remdesivir was found to shorten the time to recovery for hospitalized patients with COVID-19 when compared to placebo. In addition, the New England Journal of Medicine published data on 53 patients treated with remdesivir through the compassionate use program, which demonstrated clinical improvement and no new safety signals.
•Gilead has a plan for the next wave of remdesivir clinical development, which will study remdesivir in treating earlier in the disease, in combination with other therapies and in additional patient groups. Gilead announced initiation of a Phase 1a clinical study to evaluate the safety, tolerability and pharmacokinetics of an investigational, inhaled solution of remdesivir in healthy volunteers.
•Gilead also announced the company’s plans for trials using intravenous infusions in outpatient settings such as infusion centers and nursing homes; trials evaluating remdesivir in combination with the JAK inhibitor, baricitinib, and the IL-6 receptor antagonist tocilizumab; and trials including vulnerable patient populations, such as children, pregnant women and patients with end-stage renal disease.
Other Pipeline Updates:
Gilead continued to make progress with its pipeline programs during the second quarter 2020.
•In oncology, new data were presented at the 2020 American Society of Clinical Oncology Annual Meeting highlighting Kite’s leading cell therapy portfolio and magrolimab, the investigational antibody gained through the Forty Seven acquisition. The presentation included new clinical study data evaluating Yescarta in patients with relapsed or refractory indolent non-Hodgkin lymphoma, as well as updated data for magrolimab in combination with azacitidine in patients with myelodysplastic syndrome and patients with acute myeloid leukemia.
•In HIV, new data were presented at the 23rd International AIDS Conference in July. The presentation included new clinical study data for a sustained-delivery subcutaneous formulation of Gilead’s novel investigational HIV-1 capsid inhibitor lenacapavir, which is being developed as a component of a long-acting treatment regimen in combination with other antivirals for people living with HIV; additional
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data evaluating the safety and efficacy of Biktarvy as a treatment for HIV in adults aged 65 or older; data from the DISCOVER trial indicating no increase in sexual health risk behavior among those taking Descovy for PrEP or Truvada for PrEP, and an update on Gilead’s cure research strategy through data on dose-dependent immune responses with vesatolimod, an investigational toll-like receptor 7 (TL7R) agonist.
•In inflammatory diseases, new data were presented at the European E-Congress of Rheumatology 2020. The presentation included new analyses from two clinical trials conducted in partnership with Galapagos NV (“Galapagos”), which evaluated filgotinib, an investigational, oral, selective JAK inhibitor, in adults with psoriatic arthritis. Gilead and Galapagos also announced positive topline results from a Phase 2b/3 trial evaluating filgotinib in moderately to severely active ulcerative colitis. Filgotinib demonstrated greater efficacy compared with placebo in the induction and maintenance of remission in the SELECTION trial, while rates of adverse events were low and comparable across treatment groups. In July 2020, Gilead and Galapagos announced that the European Medicines Agency’s (“EMA”) Committee for Medicinal Products for Human Use (“CHMP”) adopted a positive opinion for Jyseleca® (filgotinib 200 mg and 100 mg tablets), an investigational, once-daily, oral, selective JAK inhibitor for the treatment of adults with moderate to severe rheumatoid arthritis who have responded inadequately or are intolerant to one or more disease modifying anti-rheumatic drugs. The CHMP positive opinion is a scientific recommendation to the European Commission to grant marketing authorization in Europe.
FDA Approval of Tecartus™ (brexucabtagene autoleucel): FDA has granted accelerated approval to Tecartus, the first and only approved CAR T cell therapy for the treatment of adult patients with relapsed or refractory mantle cell lymphoma. The approval of this one-time therapy follows a priority review and FDA Breakthrough Therapy Designation and is based on results of ZUMA-2, a single-arm, open-label study in which 87 percent of patients responded to a single infusion of Tecartus, including 62 percent of patients achieving a complete response. Among patients evaluable for safety, 18 percent experienced Grade 3 or higher cytokine release syndrome and 37 percent experienced Grade 3 or higher neurologic toxicities.
European Cell Therapy Manufacturing Facility: In June 2020, Kite received approval to implement a variation to the Yescarta Marketing Authorization from EMA for end-to-end manufacturing. With this approval, Kite's European manufacturing facility, which is designed and dedicated to the manufacture of individual cell therapies, is now fully operational.
Board Appointment: In June 2020, Javier Rodriguez, the Chief Executive Officer (“CEO”) of DaVita Inc., joined Gilead’s Board of Directors. Mr. Rodriguez’s appointment brings the perspective of an active CEO who has deep expertise in the healthcare industry.
Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information excludes acquisition-related expenses including amortization and impairments of acquired intangible assets, charges for in-process research and development, upfront collaboration and licensing expenses, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete tax charges or benefits associated with changes in tax related laws and guidelines. Although Gilead consistently excludes the amortization of acquired intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other
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companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the tables on pages 12 through 14.
Conference Call
At 4:30 p.m. Eastern Time today, Gilead’s management will host a conference call and a simultaneous webcast to discuss the company’s second quarter 2020 financial results and provide a business update. The live webcast of the call can be accessed at Gilead’s Investors page at http://investors.gilead.com. Please connect to the website at least 15 minutes prior to the start of the call to allow adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 877-359-9508 (U.S.) or 224-357-2393 (international) and dial the conference ID 9561515 to access the call. Telephone replay will be available approximately two hours after the call through 8:00 p.m. Eastern Time, August 1, 2020. To access the replay, please call 855-859-2056 (U.S.) or 404-537-3406 (international) and dial the conference ID 9561515. The webcast will be archived on www.gilead.com for one year.
About Gilead Sciences
Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the risks and uncertainties related to the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the risks and uncertainties related to the development and distribution of remdesivir as a treatment for COVID-19, including the possibility that FDA and other regulatory authorities may not approve remdesivir as a treatment for COVID-19, Gilead may never successfully commercialize remdesivir and Gilead may be unable to recoup the expenses incurred to date and future expenses related to the development and production of remdesivir; the risk that Gilead may be unable to sufficiently scale up the production of remdesivir in the currently anticipated timelines and unable to meet future supply needs; Gilead’s ability to achieve its anticipated full year 2020 financial results, including as a result of potential adverse revenue impacts from COVID-19 or increases in expenses due to the development and commercialization of remdesivir; Gilead’s ability to make progress on any of its long-term ambitions laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its antiviral and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including those of or with Forty Seven, Arcus, oNKo-innate, Teneobio, Pionyr, and Tizona; the ability of the parties to close the Tizona transaction in a timely manner or at all; the ability to initiate, progress or complete clinical trials within currently anticipated timeframes, including the ongoing and additional clinical trials for remdesivir for the treatment of COVID-19; the possibility of unfavorable results from ongoing and additional clinical trials involving Veklury (remdesivir), Tecartus, Yescarta, Biktarvy, Descovy for PrEP and Truvada for PrEP; the risk that safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates, including remdesivir, magrolimab, lenacapavir, vesatolimod and filgotinib, or the product candidates of Gilead’s strategic partners; Gilead’s ability to submit new drug applications for new product candidates in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including FDA and European Commission approval of filgotinib for the treatment of rheumatoid arthritis and European Commission approval of KTE-X19 for the treatment of relapsed or refractory mantle cell lymphoma; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products; the risk that private and public payers may be reluctant to provide, or continue to provide, coverage or reimbursement for new products; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic
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versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter ended June 30, 2020 are not necessarily indicative of operating results for any future periods. Information about these and other risks, uncertainties and factors can be found in Gilead’s periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPSERA®, JYSELECA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TECARTUSTM, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY® (remdesivir), VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®.

This report also refers to trademarks, service marks and trade names of other companies.
For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).
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July 30, 2020	11

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Product sales	$5,067	$5,607	$10,534	$10,807
Royalty, contract and other revenues	76	78	157	159
Total revenues	5,143	5,685	10,691	10,966
Costs and expenses:
Cost of goods sold	1,064	1,000	2,033	1,957
Research and development expenses	1,299	995	2,303	1,926
Acquired in-process research and development expenses	4,524	165	4,621	291
Selling, general and administrative expenses	1,239	1,095	2,315	2,125
Total costs and expenses	8,126	3,255	11,272	6,299
Income (loss) from operations	(2,983)	2,430	(581)	4,667
Interest expense	(240)	(248)	(481)	(502)
Other income (expense), net	250	228	92	595
Income (loss) before provision for income taxes	(2,973)	2,410	(970)	4,760
Provision for income taxes	373	535	838	917
Net income (loss)	(3,346)	1,875	(1,808)	3,843
Net loss attributable to noncontrolling interest	(7)	(5)	(20)	(12)
Net income (loss) attributable to Gilead	$(3,339)	$1,880	$(1,788)	$3,855
Net income (loss) per share attributable to Gilead common stockholders - basic	$(2.66)	$1.48	$(1.42)	$3.03
Shares used in per share calculation - basic	1,255	1,270	1,258	1,273
Net income (loss) per share attributable to Gilead common stockholders - diluted	$(2.66)	$1.47	$(1.42)	$3.01
Shares used in per share calculation - diluted	1,255	1,277	1,258	1,280
Cash dividends declared per share	$0.68	$0.63	$1.36	$1.26

July 30, 2020	12

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(2)
(unaudited)
(in millions, except percentages and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cost of goods sold reconciliation:
GAAP cost of goods sold	$1,064	$1,000	$2,033	$1,957
Acquisition-related – amortization of purchased intangibles	(266)	(273)	(532)	(556)
Non-GAAP cost of goods sold	$798	$727	$1,501	$1,401

Product gross margin reconciliation:
GAAP product gross margin	79.0%	82.2%	80.7%	81.9%
Acquisition-related – amortization of purchased intangibles	5.2%	4.9%	5.1%	5.1%
Non-GAAP product gross margin(7)	84.3%	87.0%	85.8%	87.0%

Research and development expenses reconciliation:
GAAP research and development expenses	$1,299	$995	$2,303	$1,926
Acquisition-related – other costs(4)	(113)	—	(113)	—
Other(5)	—	1	—	2
Non-GAAP research and development expenses	$1,186	$996	$2,190	$1,928

Acquired IPR&D expenses reconciliation(1) :
GAAP acquired IPR&D expenses	$4,524	$165	$4,621	$291
Acquired IPR&D expenses	(4,524)	(165)	(4,621)	(291)
Non-GAAP acquired IPR&D expenses	$—	$—	$—	$—

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$1,239	$1,095	$2,315	$2,125
Acquisition-related – other costs(4)	(77)	—	(77)	—
Other(5)	2	1	2	1
Non-GAAP selling, general and administrative expenses	$1,164	$1,096	$2,240	$2,126

Operating margin reconciliation
GAAP operating margin	(58.0)%	42.7%	(5.4)%	42.6%
Acquired IPR&D expenses(1)	88.0%	2.9%	43.2%	2.7%
Acquisition-related – amortization of purchased intangibles	5.2%	4.8%	5.0%	5.1%
Acquisition-related – other costs(4)	3.7%	—%	1.8%	—%
Non-GAAP operating margin(7)	38.8%	50.4%	44.5%	50.3%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$250	$228	$92	$595
Losses (gains) from equity securities, net	(201)	(57)	82	(254)
Non-GAAP other income (expense), net	$49	$171	$174	$341

Effective tax rate reconciliation:
GAAP effective tax rate	(12.5)%	22.2%	(86.4)%	19.3%
Income tax effect of above non-GAAP adjustments	35.3%	(0.7)%	107.4%	(0.1)%
Non-GAAP effective tax rate(7)	22.8%	21.5%	21.0%	19.2%

July 30, 2020	13

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(2) - (Continued)
(unaudited)
(in millions, except percentages and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income attributable to Gilead reconciliation:
GAAP net income (loss) attributable to Gilead	$(3,339)	$1,880	$(1,788)	$3,855
Acquired IPR&D expenses(1)	4,514	128	4,589	226
Acquisition-related – amortization of purchased intangibles	224	252	448	512
Acquisition-related – other costs(4)	148	—	148	—
Losses (gains) from equity securities, net	(149)	(63)	107	(254)
Discrete tax charges(3)	4	—	37	—
Other(5)	(2)	(1)	(2)	(2)
Non-GAAP net income attributable to Gilead	$1,400	$2,196	$3,539	$4,337

Diluted earnings per share reconciliation:
GAAP diluted earnings (loss) per share(6)	$(2.66)	$1.47	$(1.42)	$3.01
Acquired IPR&D expenses(1)	3.58	0.10	3.62	0.18
Acquisition-related – amortization of purchased intangibles	0.18	0.20	0.35	0.40
Acquisition-related – other costs(4)	0.12	—	0.12	—
Losses (gains) from equity securities, net	(0.12)	(0.05)	0.08	(0.20)
Discrete tax charges(3)	—	—	0.03	—
Non-GAAP diluted earnings per share(6)(7)	$1.11	$1.72	$2.80	$3.39

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$266	$273	$532	$556
Research and development expenses adjustments	113	(1)	113	(2)
Acquired IPR&D expenses(1)	4,524	165	4,621	291
Selling, general and administrative expenses adjustments	75	(1)	75	(1)
Other income (expense), net adjustments	(201)	(57)	82	(254)
Total non-GAAP adjustments before tax	4,777	379	5,423	590
Income tax effect	(42)	(63)	(133)	(108)
Discrete tax charges(3)	4	—	37	—
Total non-GAAP adjustments after tax	$4,739	$316	$5,327	$482
____________________
(1) Beginning in the second quarter 2020, Acquired IPR&D expenses were reported separately from R&D in Gilead’s Condensed Consolidated Statements of Operations to provide additional information. Prior periods have been recast to reflect the change. Acquired IPR&D expenses reflect IPR&D impairments as well as the initial costs of externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use, including upfront payments related to various collaborations and the initial costs of rights to IPR&D projects. Acquired IPR&D expenses are excluded from Gilead’s Non-GAAP financial information.

(2) Starting in the first quarter 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense.

(3) Amounts represent the reversal of the deferred tax assets established in the fourth quarter 2019. The reversal arose from the amortization of the intangible assets that were transferred from a foreign subsidiary to Ireland and the United States.

(4) Includes employee-related and other expenses associated with Gilead’s acquisition of Forty Seven.
(5) Amounts represent restructuring, contingent consideration and/or other individually insignificant amounts.
(6) Shares used in GAAP loss per diluted share calculation for the three and six months ended June 30, 2020 exclude all outstanding potentially dilutive securities of 38 million and 37 million, respectively. Shares used in Non-GAAP diluted earnings per share calculation for the three and six months ended June 30, 2020 exclude potentially dilutive securities of 7 million and 8 million shares, respectively.

(7) Amounts may not sum due to rounding.

July 30, 2020	14

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP 2020 FULL YEAR GUIDANCE(1)(2)
(unaudited)
(in millions, except percentages and per share amounts)

	Initially Provided February 4, 2020	Updated July 30, 2020
Projected product gross margin GAAP to non-GAAP reconciliation:
GAAP projected product gross margin	81% - 82%	81% - 82%
Acquisition-related expenses	5%	5%
Non-GAAP projected product gross margin	86% - 87%	86% - 87%

Projected operating income GAAP to non-GAAP reconciliation:
GAAP projected operating income	$8,980 - $9,680	$3,700 - $6,000
Acquisition-related and acquired IPR&D expenses	1,120	7,000
Non-GAAP projected operating income	$10,100 - $10,800	$10,700 - $13,000

Projected effective tax rate GAAP to non-GAAP reconciliation:
GAAP projected effective tax rate	~ 23%	~ 50%
Amortization of deferred tax assets and tax rate effects of adjustments noted above	(2)%	(29)%
Non-GAAP projected effective tax rate	~ 21%	~ 21%

Projected diluted EPS GAAP to non-GAAP reconciliation:
GAAP projected diluted EPS	$5.15 - $5.55	$0.83 - $2.23
Acquisition-related, acquired IPR&D expenses, amortization of deferred tax assets and historical fair value adjustments of equity securities	0.90	5.42
Non-GAAP projected diluted EPS	$6.05 - $6.45	$6.25 - $7.65
________________________________
(1) Starting in 2020, Gilead no longer regularly excludes stock-based compensation expense from its non-GAAP financial information. For comparability purposes, full year 2019 non-GAAP operating income and non-GAAP diluted earnings per share would have been $10.4 billion and $6.13, respectively, had stock-based compensation expense not been excluded.

(2) Excludes the impact of any potential future acquisition-related, acquired IPR&D expenses (other than those transactions announced herein which are expected to close in the third quarter 2020) and other expenses, fair value adjustments of equity securities and discrete tax charges or benefits associated with changes in tax related laws and guidelines as Gilead is unable to project such amounts.

July 30, 2020	15

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	December 31,
	2020	2019
Assets
Cash, cash equivalents and marketable securities	$21,190	$25,840
Accounts receivable, net	3,194	3,582
Inventories	1,967	2,067
Property, plant and equipment, net	4,653	4,502
Intangible assets, net	13,225	13,786
Goodwill	4,117	4,117
Other assets	7,588	7,733
Total assets	$55,934	$61,627
Liabilities and Stockholders’ Equity
Current liabilities	$10,564	$9,759
Long-term liabilities	27,228	29,218
Stockholders’ equity(1)	18,142	22,650
Total liabilities and stockholders’ equity	$55,934	$61,627
________________________________
(1) As of June 30, 2020, there were 1,254 million shares of common stock issued and outstanding.

July 30, 2020	16

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Atripla – U.S.	$95	$122	$176	$255
Atripla – Europe	5	26	12	42
Atripla – Other International	3	4	10	26
	103	152	198	323

Biktarvy – U.S.	1,350	1,023	2,762	1,762
Biktarvy – Europe	153	73	334	121
Biktarvy – Other International	101	20	201	26
	1,604	1,116	3,297	1,909

Complera / Eviplera – U.S.	27	42	51	86
Complera / Eviplera – Europe	42	72	89	134
Complera / Eviplera – Other International	3	9	8	18
	72	123	148	238

Descovy – U.S.	337	246	700	479
Descovy – Europe	46	69	107	137
Descovy – Other International	34	43	68	84
	417	358	875	700

Genvoya – U.S.	646	733	1,258	1,461
Genvoya – Europe	109	177	260	370
Genvoya – Other International	61	70	122	164
	816	980	1,640	1,995

Odefsey – U.S.	273	266	542	548
Odefsey – Europe	98	111	225	217
Odefsey – Other International	11	10	24	19
	382	387	791	784

Stribild – U.S.	39	78	73	145
Stribild – Europe	12	24	29	42
Stribild – Other International	8	6	10	17
	59	108	112	204

Truvada – U.S.	370	657	753	1,208
Truvada – Europe	6	41	14	74
Truvada – Other International	11	20	26	42
	387	718	793	1,324

Other HIV(1) – U.S.	11	9	14	20
Other HIV(1) – Europe	1	1	3	2
Other HIV(1) – Other International	16	5	19	10
	28	15	36	32

Revenue share – Symtuza(2) – U.S	90	55	162	97
Revenue share – Symtuza(2) – Europe	40	29	78	53
Revenue share – Symtuza(2) – Other International	2	—	4	—
	132	84	244	150

Total HIV – U.S.	3,238	3,231	6,491	6,061
Total HIV – Europe	512	623	1,151	1,192
Total HIV – Other International	250	187	492	406
	4,000	4,041	8,134	7,659

AmBisome – U.S.	10	10	28	18
AmBisome – Europe	49	60	108	117
AmBisome – Other International	36	35	78	63
	95	105	214	198

July 30, 2020	17

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Ledipasvir/Sofosbuvir(3) – U.S.	$24	$86	$77	$203
Ledipasvir/Sofosbuvir(3) – Europe	4	22	15	49
Ledipasvir/Sofosbuvir(3) – Other International	39	85	87	166
	67	193	179	418

Letairis – U.S.	80	204	163	401

Ranexa – U.S.	1	19	9	174

Sofosbuvir/Velpatasvir(4) – U.S.	165	219	476	449
Sofosbuvir/Velpatasvir(4) – Europe	57	156	179	310
Sofosbuvir/Velpatasvir(4) – Other International	113	118	244	225
	335	493	899	984

Vemlidy – U.S.	76	71	149	136
Vemlidy – Europe	7	5	14	9
Vemlidy – Other International	68	40	124	72
	151	116	287	217

Viread – U.S.	3	9	7	21
Viread – Europe	8	28	19	42
Viread – Other International	54	38	79	84
	65	75	105	147

Vosevi – U.S.	27	53	60	98
Vosevi – Europe	6	15	17	31
Vosevi – Other International	6	7	10	9
	39	75	87	138

Yescarta – U.S.	95	99	198	189
Yescarta – Europe	56	21	93	27
Yescarta – Other International	5	—	5	—
	156	120	296	216

Zydelig – U.S.	8	12	16	23
Zydelig – Europe	9	14	21	29
Zydelig – Other International	1	—	1	1
	18	26	38	53

Other(5) – U.S.	43	41	85	77
Other(5) – Europe	16	97	34	117
Other(5) – Other International	1	2	4	8
	60	140	123	202

Total product sales – U.S.	3,770	4,054	7,759	7,850
Total product sales – Europe	724	1,041	1,651	1,923
Total product sales – Other International	573	512	1,124	1,034
	$5,067	$5,607	$10,534	$10,807
____________________
(1) Includes Emtriva and Tybost.
(2) Represents Gilead’s revenue from cobicistat (“C”), emtricitabine (“FTC”) and tenofovir alafenamide (“TAF”) in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland UC.

(3) Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(4) Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(5) Includes Cayston, Hepsera and Sovaldi.